Lawson Products Reports Third Quarter 2015 Results

$2.1 million improvement in operating income
Posts $0.27 diluted EPS on net sales of $70.2 million

CHICAGO, October 22, 2015 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2015. The Company generated $2.8 million of operating income on net sales of $70.2 million driving diluted EPS to $0.27 from $0.05 a year ago.

“We delivered another quarter of solid operating results,” said Michael DeCata, president and chief executive officer. “Like the rest of the MRO industry and the broader manufacturing sector of the U.S. economy, our sales continue to be affected by challenges in the macro-economic environment, ongoing weakness in the oil and gas sector, and the negative impact of exchange rates. However, we were able to significantly increase our operating income from a year ago driven in large part by our improving gross margins along with our continued expense management and Lean/Six Sigma efforts.”

“With infrastructure already in place to support growth, we continue to focus on growing our sales base through expanding our sales representative count which now totals 925, increasing productivity among existing sales representatives and acquiring companies with similar value propositions,” said Mr. DeCata. “On September 30th, we completed a tuck-in acquisition of a small family-owned auto body parts distributor to complement our Kent Automotive business adding a few sales representatives in the process and increasing our presence in Western Canada. This acquisition is a small, but important first step as we continue to explore additional acquisition opportunities that fit our business model and grow our total sales representative count.”

Financial Highlights

•	Gross margin was 61.7% for the quarter compared to 60.1% a year ago.

•	GAAP operating income was $2.8 million for the quarter on net sales of $70.2 million, up $2.1 million from $0.7 million a year ago on net sales of $74.1 million.

•	Non-GAAP adjusted operating income improved $1.0 million to $3.2 million in the third quarter of 2015 compared to $2.2 million in the third quarter of 2014 (See reconciliation in Table 1).

•	Net income improved to $2.4 million or $0.27 per diluted share compared to $0.5 million or $0.05 per diluted share a year ago.

•	Cash flow from operations was $3.9 million for the third quarter. Lawson ended the quarter with no debt outstanding and $7.8 million of available cash on hand.

Third Quarter Results

Net sales for the third quarter of 2015 decreased 5.2% to $70.2 million from $74.1 million in the third quarter of 2014. Approximately 70% of this decline was driven by a $1.5 million decrease in sales to our direct oil and gas customers and a $1.2 million impact from the decline in the Canadian dollar. We continued to realize growth in the Kent Automotive Division as well as many strategic accounts. Overall, average daily sales based on 64 selling days in each period, decreased to $1.098 million in the third quarter of 2015 compared to $1.158 million in the prior year quarter. On a sequential basis, sales were relatively flat from the second quarter of 2015.

Gross profit improved to 61.7% for the period compared to 60.1% in the third quarter of 2014 primarily due to more effective purchasing that led to higher product margins along with improved distribution efficiencies that positively impacted service levels to our customers.

Selling expenses decreased slightly as a percent of sales to 31.7% or $22.2 million in the third quarter of 2015 from 31.8% or $23.6 million in the prior year quarter. The $1.4 million decline was driven by lower commissions on lower sales and decreased performance-based compensation, partially offset by higher fixed compensation of newly hired sales representatives. General and administrative expenses decreased to $18.3 million in the third quarter of 2015 from $20.3 million in the prior year quarter primarily caused by a decline in compensation expense including a $2.5 million decrease in stock-based compensation of which a portion varies with our stock price. This reduction partially offset an increase in severance expense in 2015 and a favorable legal settlement of $0.7 million received in the third quarter of 2014. Excluding these non-recurring items, general and administrative expenses declined $0.8 million or 4.4% as we continue to manage our overall cost structure.

GAAP operating income improved to $2.8 million from $0.7 million a year ago. Excluding certain non-operational and non-recurring items, adjusted non-GAAP operating income was $3.2 million in the third quarter of 2015 compared to $2.2 million a year ago (See reconciliation in Table 1). On a year-to-date basis, adjusted non-GAAP operating income improved by $4.1 million over a year ago.

Net income for the third quarter of 2015 was $2.4 million, or $0.27 per diluted share compared to $0.5 million, or $0.05 per diluted share, for the same period a year ago.

"In summary, despite a challenging sales environment, we had another very successful quarter. We will continue to manage the Company with these current trends in mind. Our strategy of growing through sales representative additions, improving sales representative productivity and making selective acquisitions remains unchanged. I am confident that we are well positioned, both operationally and financially, to be successful over the next several years," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss third quarter 2015 results at 9:00 a.m. EDT on October 22, 2015. The conference call is available by direct dial at 1-888-349-0106 in the U.S. or 1-412-902-0131 from outside of the U.S. A replay of the conference call will be available approximately two hours after the completion of the call through November 23, 2015. Callers can access the replay by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. The PIN access number for the replay is 10053973#. A streaming audio of the call and an archived replay will also be available through the events calendar on the Investor Relations page of Lawson's website through November 23, 2015.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of approximately 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2014, Form 10-K filed on February 19, 2015. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$70,243	$74,128	$210,873	$215,412
Cost of goods sold	26,901	29,595	80,840	85,798
Gross profit	43,342	44,533	130,033	129,614

Operating expenses:
Selling expenses	22,240	23,577	68,590	67,807
General & administrative expenses	18,292	20,278	56,337	61,555
Total SG&A	40,532	43,855	124,927	129,362
Impairment loss	—	—	—	3,046
Operating expenses	40,532	43,855	124,927	132,408

Operating income (loss)	2,810	678	5,106	(2,794)

Interest expense	(131)	(182)	(409)	(637)
Other income (expenses), net	(1)	138	(210)	71

Income (loss) from continuing operations before income taxes	2,678	634	4,487	(3,360)
Income tax expense (benefit)	248	174	502	(296)

Income (loss) from continuing operations	2,430	460	3,985	(3,064)
Income and gain from discontinued operations, net of income taxes	—	—	—	1,367
Net income (loss)	$2,430	$460	$3,985	$(1,697)

Basic income (loss) per share of common stock:
Continuing operations	$0.28	$0.05	$0.46	$(0.35)
Discontinued operations	—	—	—	0.15
Net income (loss) per share	$0.28	$0.05	$0.46	$(0.20)

Diluted income (loss) per share of common stock:
Continuing operations	$0.27	$0.05	$0.45	$(0.35)
Discontinued operations	—	—	—	0.15
Net income (loss) per share	$0.27	$0.05	$0.45	$(0.20)

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$7,780	$4,207
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	31,439	31,546
Inventories	42,691	44,517
Miscellaneous receivables and prepaid expenses	5,013	5,433
Total current assets	87,723	86,503

Property, plant and equipment, net	36,996	41,588
Cash value of life insurance	10,228	9,188
Deferred income taxes	51	51
Other assets	752	510
Total assets	$135,750	$137,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,905	$7,867
Accrued expenses and other liabilities	25,059	30,861
Total current liabilities	34,964	38,728

Security bonus plan	15,084	15,857
Financing lease obligation	8,765	9,414
Deferred compensation	4,684	5,102
Deferred rent liability	4,027	4,361
Other liabilities	2,624	2,523
Total liabilities	70,148	75,985

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,763,524 and 8,720,350 shares, respectively Outstanding - 8,748,092 and 8,706,467 shares, respectively	8,764	8,720
Capital in excess of par value	9,586	8,701
Retained earnings	47,260	43,275
Treasury stock – 15,432 and 13,883 shares, respectively	(272)	(267)
Accumulated other comprehensive income	264	1,426
Total stockholders’ equity	65,602	61,855
Total liabilities and stockholders’ equity	$135,750	$137,840

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational, non-recurring or intermittently recurring items that impact the overall comparability. See Table 1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2015 and September 30, 2014. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Operating income (loss), as reported per GAAP	$2,810	$678	$5,106	$(2,794)

Stock-based compensation (1)	(30)	2,423	400	3,956
Severance expense	372	(328)	993	690
Loss (gain) on disposal of assets	(2)	97	(1)	97
Legal settlement (2)	—	(688)	—	(688)
North American sales meeting expense (3)	—	—	1,889	—
Impairment loss (4)	—	—	—	3,046
Adjusted non-GAAP operating income	$3,150	$2,182	$8,387	$4,307

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price

(2)	Legal settlement relates to proceeds received from a settlement of alleged breaches of the Company's restrictive covenant agreements
(3)    Excludes the effect on sales and gross margin
(4)    Non-cash impairment charge related to the Reno, Nevada distribution center

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET SALES
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net Sales, as reported per GAAP	$70,243	$74,128	$210,873	$215,412

Impact of Canadian exchange rate	1,187	—	2,884	—
Decrease in direct sales to oil and gas customers (1)	1,498	—	3,840	—
Adjusted non-GAAP net sales	$72,928	$74,128	$217,597	$215,412

Percentage (decrease) increase in non-GAAP net sales	(1.6)%		1.0%

(1)	Represents decrease in sales to direct oil and gas customers as defined by Standard Industry Classification ("SIC") codes

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014

Number of business days	64	64	63	61	64

Average daily net sales	$1,098	$1,105	$1,110	$1,152	$1,158
Sequential quarter increase (decrease)	(0.6)%	(0.5)%	(3.6)%	(0.5)%	2.8%

Average active sales rep. count (1)	917	912	911	908	882
Period-end active sales rep. count	925	920	917	916	894

Sales per rep. per day	$1.197	$1.212	$1.218	$1.269	$1.313
Sequential quarter decrease	(1.2)%	(0.5)%	(4.0)%	(3.4)%	(0.5)%

Net sales	$70,243	$70,726	$69,904	$70,281	$74,128
Gross profit	43,342	43,808	42,883	42,935	44,533

Gross profit percentage	61.7%	61.9%	61.3%	61.1%	60.1%

Operating expenses
Selling, general & administrative expenses	$40,532	$40,565	$43,830	$44,764	$43,855
Other expenses, net (2)	—	—	—	340	—
	40,532	40,565	43,830	45,104	43,855

Operating income (loss)	$2,810	$3,243	$(947)	$(2,169)	$678

(1)	Average active sales representative count represents the average of the month-end sales representative counts.

(2)	The three months ended December 31, 2014 includes $0.3 million related to estimated future remediation of an environmental matter at the Decatur, Alabama facility.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665